Exhibit 2.1

SALE AND PURCHASE AGREEMENT

regarding all shares in

Vinnolit Holdings GmbH

Execution Version

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TABLE OF CONTENTS

INDEX OF DEFINITIONS		3

INDEX OF ANNEXES		7

PREAMBLE		11

1.	CORPORATE OWNERSHIP	11

2.	CURRENT FINANCING STATUS	12

3.	REPAYMENT OF AMOUNTS UNDER GROUP FINANCING AGREEMENTS	13

4.	ASSUMPTION OF UPSTREAM LOAN	14

5.	SALE AND PURCHASE; TRANSFER	15

6.	PURCHASE PRICE; PAYMENT OF PURCHASE PRICE	16

7.	CLOSING; CLOSING CONDITIONS	18

8.	SELLERS’ GUARANTEES	21

9.	REMEDIES FOR BREACH OF SELLERS’ GUARANTEES	31

10.	PURCHASER’S GUARANTEES	33

11.	COVENANTS	34

12.	CONFIDENTIALITY AND PRESS RELEASES	38

13.	ASSIGNMENT OF RIGHTS AND UNDERTAKING	39

14.	PURCHASER’S GUARANTOR	39

15.	SELLERS’ REPRESENTATIVE	39

16.	COSTS AND TAXES	40

17.	NOTICES	40

18.	MISCELLANEOUS	41

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INDEX OF DEFINITIONS

TERM	DEFINED IN/AS

Advent Funds	Parties

Affiliates	Section 7.5(a)

Agreement	Preamble

AWG	Section 7.2(b)

AWV	Section 7.2(b)

Benefit Plans	Section 8.9(i)

Business	Preamble

Business Day	Section 18.2

BMWi	Section 7.2(b)(i)

Clearance Date	Section 7.2(a)

Closing	Section 7.1

Closing Conditions	Section 7.2

Closing Date	Section 7.1

Commerzbank	Section 2.1(a)

Commerzbank Account	Section 6.5(c)

Company	Preamble

Consolidated Financial Statements	Section 8.3(a)

De Minimis Amount	Section 9.2(b)

Effective Date	Section 1.4

Employees	Section 8.9(a)

Environmental Permits	Section 8.10(b)

Escrow Account	Section 6.2

Escrow Agent	Section 6.2

Escrow Agreement	Section 6.2

Escrow Amount	Section 6.2

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Exit Fee Agreement	Section 2.1(d)

Facilities Repayment Amount	Section 3.3(a)(i)

Financial Statements	Section 8.3(a)

Financing Security	Section 2.2

Gross-Up	Annex 11.5

Group Financing Agreements	Section 2.1

Hedging Agreements	Section 2.1(c)

Independent Contractors	Section 8.9(c)

Intellectual Property Rights	Section 8.6(a)

Intercreditor Agreement	Section 2.1(b)

Investors	Annex 11.5

Key Employees	Section 8.9(b)

Leakage	Section 8.13(b)

Legal Terms	Section 18.4(b)

Loan Assumption Agreement	Section 4.3

Lux Repayment Amount	Section 3.3(a)(ii)

Lux Repayment Compensation	Section 3.3(b)

M2 AG	Parties

Management Members	Annex 11.5

Material Agreements	Section 8.8

MBPAs	Annex 11.5

MBPA Payments	Annex 11.5

Minority Participations	Section 1.3(b)

Mitarbeiter-GbR	Parties

Negative Closing Conditions	Section 7.3

Notices	Section 17.1

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Parties	Parties

Party	Parties

Permitted Leakage	Section 8.13(c)

Purchase Price	Section 6.1(a)

Purchaser	Parties

Purchaser MBPA Contribution	Annex 11.5

Purchaser’s Bank Account	Section 6.5(b)

Purchaser’s Guarantor	Parties

Repayment and Release Mechanism	Section 3.5

Seller	Parties

Seller MBPA Contribution	Annex 11.5

Sellers	Parties

Sellers’ Bank Accounts	Section 6.5(a)

Sellers’ Guarantees	Section 8.1

Sellers’ Knowledge	Section 8.17(c)

Senior Facilities Agreement	Section 2.1(a)

Shares	Section 1.1(c)

Signing Date	Section 8.1

Subsidiary	Section 1.3(a)

Support Letters	Section 4.4

Tax/Taxes	Section 8.16(a)

Threshold	Section 9.2(b)

Total Compensation Amount	Section 6.3(b)

Unreasonable Commercial Hardship	Section 11.1(a)

Upstream Loan	Section 4.1

Upstream Loan Amount	Section 4.2

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Upstream Loan Compensation	Section 4.3

Vinnolit Cayman	Parties

Vinnolit Entities	Section 1.3(a)

Vinnolit KG	Section 2.1(a)

Vinnolit Two S.à r.l.	Parties

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ANNEXES

ANNEX	TITLE

Annex A	List of Partners of Mitarbeiter-GbR

Annex 1.3(a)	Subsidiaries

Annex 1.3(b)	Minority Participations

Annex 2.2	Financing Security

Annex 4.3	Loan Assumption Agreement

Annex 4.4	Termination Agreement regarding Support Letters

Annex 5.2	Sellers’ Declaration of Consent

Annex 6.2	Escrow Agreement

Annex 6.3(b)	Set-off Agreement

Annex 7.5(a)	Sellers’ Representatives

Annex 11.4	Conduct of Business outside of the Ordinary Course of Business

Annex 11.5	MBPA contribution

Annex 11.5(e)	Supplementary MBPA Agreement UN

Annex 11.7(b)	List of Directors and Officers covered by D&O Insurance

Annex 17.2(a)	Addresses

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SCHEDULES

SCHEDULE	TITLE
Schedule 8.2(b)	Third Party Rights to the Shares

Schedule 8.2(c)	Third Party Rights infringed by disposal of the Shares

Schedule 8.4	Hedging Arrangements

Schedule 8.5(a)	List of Real Property and related Rights

Schedule 8.5(b)	List of Real Property leased or rented by Vinnolit Entities

Schedule 8.6(a)	Intellectual Property Rights and related Rights

Schedule 8.6(b)	Proceedings relating to Intellectual Property Rights

Schedule 8.6(c)	IP Infringements

Schedule 8.6(d)	List of software-related Agreements

Schedule 8.6(e)	List of IT-related Agreements

Schedule 8.7(c)	Compliance

Schedule 8.7(d)	List of Subsidies

Schedule 8.8	List of Material Agreements

Schedule 8.9(a)	List of Managing Directors, Directors, Officers and Employees

Schedule 8.9(b)	List of Key Employees

Schedule 8.9(c)	List of Independent Contractors

Schedule 8.9(d)	Transaction Bonus

Schedule 8.9(f)	Collective Bargaining Agreements and other Material Agreements with Unions, Works Councils and Similar Organizations

Schedule 8.9(g)	Restrictions on Closure, Downsizing or Restructuring

Schedule 8.9(i)	List of Benefit Plans

Schedule 8.10(a)	Compliance with environmental laws

Schedule 8.10(b)	Missing Permits

Schedule 8.11	List of Insurance

Schedule 8.12	List of Pending and Threatened Litigation

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Schedule 8.13(c)	Permitted Leakage

Schedule 8.14	Exceptions from Ordinary Course of Business

Schedule 8.15(a)	List of certain transaction-related Fees and Expenses

Schedule 8.15(b)	Bonuses or similar Benefits to Employees of Vinnolit Entities or Sellers

Schedule 8.17(c)-1	Individuals relevant for Sellers’ Knowledge

Schedule 8.17(c)-2	Individuals in Executive Committee other than Managing Directors

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PARTIES

1.	Vinnolit Two Luxembourg S.à r.l., a société à responsabilité limitée organised and existing under the laws of Luxembourg with its business address at 5, rue d’Aldringen, L-1118 Luxembourg, Grand Duchy of Luxembourg and registered with the commercial register of Luxembourg,

(Vinnolit Two S. à r.l.)

2.	Vinnolit Cayman Limited, a limited liability company organised and existing under the laws of the Cayman Islands with its business address at M&C Corporate Services Limited, P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands and registered with the commercial register of the Cayman Islands,

(Vinnolit Cayman)

3.	The following limited partnerships:

Global Private Equity III Limited Partnership,

Global Private Equity III-A Limited Partnership,

Global Private Equity III-B Limited Partnership,

Global Private Equity III-C Limited Partnership,

Advent PGGM Global Limited Partnership,

Advent Euro-Italian Direct Investment Program Limited Partnership,

Advent European Co-Investment Program Limited Partnership,

GPE III-A Co-Investment Fund, Limited Partnership,

Advent Partners GPE-III Limited Partnership,

Advent Partners(NA) GPA-III Limited Partnership,

Advent Partners Limited Partnership,

(the limited partnerships collectively the Advent Funds)

4.	M2Capital Partners AG, a stock corporation organised and existing under the laws of Switzerland with its registered office at Bahnhofplatz, CH-6300 Zug, Switzerland and registered with the commercial register of Zug, Switzerland,

(M2 AG)

5.	Vinnolit Mitarbeiterbeteiligungs GbR, a partnership existing under the laws of Germany with its address at Carl-Zeiss-Ring 25, 85737 Ismaning, Germany, consisting of the partners listed in Annex A,

(Mitarbeiter-GbR)

(Vinnolit Two S.à r.l., Vinnolit Cayman, M2 AG, Mitarbeiter-GbR and the Advent Funds, hereinafter collectively referred to as the Sellers and each of them individually as a Seller)

6.	Blitz 14-510 GmbH & Co. KG (to be renamed: Westlake Germany GmbH & Co. KG), a limited liability partnership organised and existing under the laws of Germany with its business address at Theresienhöhe 30, c/o Blitzstart Holding AG, 80339 Munich, Germany, registered with the commercial register of the local court of Munich under HRA 101740,

(the Purchaser)

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7.	Westlake Chemical Corporation, incorporated under the laws of the State of Delaware and with its principal executive offices at 2801 Post Oak Boulevard, Suite 600, Houston, Texas, 77056, United States of America

(the Purchaser’s Guarantor)

(the Sellers, the Purchaser and the Purchaser’s Guarantor hereinafter collectively referred to as the Parties and each of them as a Party).

PREAMBLE

A. WHEREAS the Sellers own all the shares in Vinnolit Holdings GmbH (the Company), a company which is the holding company of a group that is engaged in the business of production, development, marketing and distribution of chemical products, in particular of polyvinyl chloride and its relevant intermediates for producing PVC, and in addition produces and markets chemical products such as caustic soda and tin tetrachloride (such business hereinafter also referred to as the Business).

B. WHEREAS the Sellers intend to sell and transfer, and the Purchaser intends to purchase and acquire the Business by acquiring 100 per cent of the shares in the Company upon the terms and subject to the conditions of this sale and purchase agreement (the Agreement).

NOW, THEREFORE, the Parties hereto agree as follows:

1. CORPORATE OWNERSHIP

1.1 The Company

(a)	The Company is a limited liability company (Gesellschaft mit beschränkter Haftung) organised under the laws of Germany with its seat (Sitz) in Ismaning, Germany, and registered with the commercial register of the local court of Munich under HRB 130661.

(b)	The registered share capital (Stammkapital) of the Company amounts to EUR 15,337,700 (in words: fifteen million three hundred thirty-seven thousand seven hundred euro). The Sellers hold the following shares of the Company representing 100% (in words: one hundred per cent) of the share capital of the Company:

Seller	Nominal value of share in EUR
Vinnolit Two S.à r.l.	10,213,750
Vinnolit Cayman	465,550
Advent Funds:
Global Private Equity III Limited Partnership	1,327,600
Global Private Equity III-A Limited Partnership	996,750
Global Private Equity III-B Limited Partnership	58,000
Global Private Equity III-C Limited Partnership	774,500
Advent PGGM Global Limited Partnership	189,650
Advent Euro-Italian Direct Investment Program Limited Partnership	71,500

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Advent European Co-Investment Program Limited Partnership	95,850
GPE III-A Co-Investment Fund, Limited Partnership	234,050
Advent Partners GPE-III Limited Partnership	20,350
Advent Partners(NA) GPE-III Limited Partnership	8,550
Advent Partners Limited Partnership	25,250
Subtotal Advent Funds	3,802,050
M2 AG	388,850
Mitarbeiter-GbR	467,500
Total	15,337,700

(c)	All shares (Geschäftsanteile) in the Company that exist are collectively referred to as the Shares regardless of whether the number, nominal value (Nennbetrag) and/or consecutive numbering of the shares or the registered share capital (Stammkapital) of the Company correspond to the aforementioned details.

1.2 Shareholding

The Sellers are the legal and beneficial owners of the Shares.

1.3 Subsidiaries and participations of the Company

(a)	The Company holds shares or interests, directly or indirectly, in the wholly-owned subsidiaries listed in Annex 1.3(a) (each of them a Subsidiary). The Company and the Subsidiaries are hereinafter collectively referred to as the Vinnolit Entities.

(b)	The Company holds, directly or indirectly, minority participations in such entities as set forth in Annex 1.3(b) (the Minority Participations).

1.4 Effective Date

For the purposes of this Agreement, the Effective Date shall mean 31 December 2013, 24:00 hours (German time) / 1 January 2014, 0:00 hours (German time).

2. CURRENT FINANCING STATUS

2.1 Financing agreements

Certain Vinnolit Entities are parties, in their capacity as either borrowers or guarantors, as the case may be, to the following financing agreements:

(a)	a certain senior term and revolving facilities agreement dated 2 April 2007 (as amended from time to time) entered into among, inter alia, Vinnolit Two S.à r.l. and Vinnolit GmbH & Co. KG (herein Vinnolit KG) as original borrowers and guarantors, certain original lenders and Commerzbank Aktiengesellschaft, Filiale Luxemburg (formerly Dresdner Bank AG, Niederlassung Luxemburg) (herein Commerzbank) as facility and security agent (herein Senior Facilities Agreement);

(b)	a certain intercreditor agreement dated 2 April 2007 (as amended from time to time) entered into among, inter alia, the Company as parent, Vinnolit KG, Vinnolit Two S.à r.l. and others as obligors and Commerzbank in its capacity as facility and security agent (herein Intercreditor Agreement);

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(c)	the hedging agreements 1. through 9. in Schedule 8.4 (herein Hedging Agreements);

(d)	an agreement on exit fees dated 1 February 2010 (as amended on 22 February 2010) between Vinnolit Two S.à r.l. and the Company and Commerzbank Aktiengesellschaft, Filiale Luxemburg (herein Exit Fee Agreement).

The Senior Facilities Agreement, the Intercreditor Agreement, the Hedging Agreements and the Exit Fee Agreement are herein collectively referred to as the Group Financing Agreements.

2.2 Financing Security

The Vinnolit Entities have granted certain security to Commerzbank in its capacity as security agent under the Group Financing Agreements for and on behalf of the secured parties and to certain other lenders (any and all security or collateral granted in relation to the Group Financing Agreements up until Closing herein Financing Security) which, as of the Signing Date (as defined below in Section 8.1), comprise the Financing Security set forth in Annex 2.2.

3. REPAYMENT OF AMOUNTS UNDER GROUP FINANCING AGREEMENTS

3.1 Notification to Commerzbank

The Sellers shall notify Commerzbank in its capacity as both facility and security agent under the Group Financing Agreements of the intended transfer of the Shares to the Purchaser.

3.2 Termination of Group Financing Agreements

The Sellers shall, and shall procure (stehen dafür ein) that the Vinnolit Entities shall (as provided for in Section 3.3(b)), cancel the Group Financing Agreements (except for the Exit Fee Agreement) in accordance with their terms no later than with effect as of the Closing Date.

3.3 Facilities Repayment Amount

(a)	The Sellers shall notify Purchaser in writing or in text form (Textform) no later than five (5) Business Days prior to the Closing Date of

(i)	all amounts outstanding under the Senior Facilities Agreement including interest accrued thereon and any prepayment, commitment and other fees including break costs then due and including, for the avoidance of doubt, all other amounts then outstanding and due under the Senior Facilities Agreement as of the Closing Date (such amount as notified the Facilities Repayment Amount);

(ii)	the amount of the portion of the Facilities Repayment Amount that concerns any amounts thereof to be paid by Vinnolit Two S.à r.l. (such amount (but excluding, for the avoidance of doubt, any amounts payable under the Exit Fee Agreement) as notified the Lux Repayment Amount).

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(b)	The Purchaser hereby undertakes to pay (or cause to be paid) the Facilities Repayment Amount to Commerzbank on the Closing Date. Vinnolit Two S.à r.l. and the Purchaser hereby agree by way of an independent acknowledgement of debt (Schuldanerkenntnis) that upon the payment of such amount, Vinnolit Two S.à r.l. shall owe to the Purchaser a consideration in cash equal to the amount of the Lux Repayment Amount (the Lux Repayment Compensation).

3.4 Release agreement

No later than four (4) Business Days prior to the Closing Date, the Sellers shall deliver to the Purchaser letters from and/or agreements with Commerzbank in its capacity as security agent under the Group Financing Agreements (and/or from any other relevant lenders) in customary form and in accordance with the requirements of all applicable laws, providing for the full and unconditional (except as explicitly set forth below) release with effect as of the Closing Date (concurrently with the transfer of the Shares in rem at the latest) of the Financing Security and, as the case may be, the re-transfer or cancellation of all of the security interests and assets, rights and claims which are the subject of the Financing Security to (or for the benefit of) the Vinnolit Entities upon receipt and credit of the Facilities Repayment Amount to the Commerzbank Account (as defined in Section 6.5(c) below).

3.5 Cooperation in good faith

In case Commerzbank or any other of the relevant banks or financing institutions do not accept the mechanism set forth in this Agreement for the repayment of the Facilities Repayment Amount and/or the release of the Financing Security (the Repayment and Release Mechanism), the Parties will cooperate in good faith in order to amend the Repayment and Release Mechanism so that it is acceptable to Commerzbank, the relevant banks and financing institutions, provided that any such amended Repayment and Release Mechanism shall in any event lead to a full and unconditional release of the Financing Security with effect as of the Closing Date (concurrently with the transfer of the Shares in rem at the latest) and provided further that any such amended Repayment and Release Mechanism does not lead to any increase (subject to slight increases of fees and costs to be determined in good faith) of the Facility Repayment Amount (including fees and costs) or the total consideration payable on the part of the Purchaser under this Agreement.

4. ASSUMPTION OF UPSTREAM LOAN

4.1 Upstream Loan

Vinnolit KG as lender and Vinnolit Two S.à r.l. as borrower entered into a credit facility agreement in a principal amount of up to EUR 27,000,000 dated 15 July 2005 as amended from time to time (herein Upstream Loan). As of the Signing Date, a principal amount of approximately EUR 18,800,000 has been drawn by Vinnolit Two S.à r.l. under the Upstream Loan and the Sellers estimate that an additional principal amount of up to EUR 4,700,000 might be drawn by Vinnolit Two S.à r.l. under the Upstream Loan until the Closing Date. The Sellers estimate that the amount outstanding including all accrued interest as at Closing Date is approximately EUR 34,000,000. The estimate in the preceding sentence is based on the assumption that Closing occurs at 31 July 2014.

4.2 Notification of Upstream Loan Amount

The Sellers shall notify Purchaser in writing or in text form of the total amount of the anticipated obligations and other liabilities (including any accrued interest) of Vinnolit Two S.à r.l. from or in connection with the Upstream Loan as of the Closing Date, no later than five (5) Business Days prior to the Closing Date (such amount as notified the Upstream Loan Amount).

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4.3 Assumption of Upstream Loan

The Purchaser hereby undertakes to assume with full discharge (schuldbefreiend) any obligations and other liabilities of Vinnolit Two S.à r.l. from or in connection with the Upstream Loan (Schuldübernahme) notified to it in accordance with Section 4.2. Vinnolit Two S.à r.l. and the Purchaser hereby agree by way of an independent acknowledgement of debt (Schuldanerkenntnis) that upon such assumption of the Upstream Loan (Zug um Zug), Vinnolit Two S.à r.l. shall owe to the purchaser a consideration in cash equal to the amount of the Upstream Loan Amount (the Upstream Loan Compensation). The assumption of the Upstream Loan by the Purchaser by way of contractual novation (im Wege der Vertragsübernahme) shall not be effected by means of this Agreement but by means of a separate loan assumption agreement to be entered into on the Closing Date substantially in the form attached hereto as Annex 4.3 (herein Loan Assumption Agreement). The Sellers shall procure that the relevant Vinnolit Entities irrevocably consent to the assumption of the obligations and other liabilities from or in connection with the Upstream Loan by Purchaser.

4.4 Termination of Support Letters

Vinnolit KG has issued letters dated 10 February 2014, 25 March 2013, 23 March 2012, 8 June 2011, 20 April 2010 and 16 June 2009 to Vinnolit Two S.à r.l regarding the continuation of support via the Upstream Loan (the Support Letters). Vinnolit Two S.à r.l. hereby (i) waives any and all rights under and in connection with the Support Letters effective as of the Closing and (ii) undertakes to terminate the Support Letters on the Closing Date by way of termination agreement substantially in the form as set forth in Annex 4.4.

5. SALE AND PURCHASE; TRANSFER

5.1 Sale and purchase of the Shares; Right to profits

(a)	The Sellers hereby sell, and the Purchaser hereby purchases, upon the terms and conditions of this Agreement, their respective Shares with economic effect from the Effective Date. For the avoidance of doubt, in the event that the Advent Funds transfer (by way of contribution or otherwise) their respective Shares to Vinnolit Two S.à r.l. prior to the Closing Date in accordance with Section 11.6(b), Vinnolit Two S.à r.l. hereby also sells (and the Purchaser hereby also purchases) the Shares so transferred to Vinnolit Two S.à r.l.

(b)	The sale and purchase of the respective Shares hereunder shall include any and all rights pertaining to the respective Shares, including, without limitation, the right to receive dividends for the current fiscal year and for former fiscal years, to the extent such dividends have not been distributed to any of the Sellers prior to the Effective Date.

5.2 Transfer of Shares

(a)	The Sellers hereby transfer (Eigentumsübertragung) all their respective Shares (including, Vinnolit Two S.à r.l.’s shares that may be transferred by the Advent Funds to Vinnolit Two S.à r.l. prior to the Closing Date in accordance with Section 11.6(b)) with in rem effect as of the Closing Date to the Purchaser, who accepts such transfer, subject always to the occurrence (or waiver by the Sellers) of both the following conditions precedent (aufschiebende Bedingung):

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(i)	the Closing Conditions set forth in Section 7.2 below have occurred, and

(ii)	the closing actions as set forth in Sections 7.5(d), (f), (g), (h), (i) have been taken.

(b)	The Sellers have consented to the transfer of the Shares. The relevant declarations of consent are attached hereto as Annex 5.2.

6. PURCHASE PRICE; PAYMENT OF PURCHASE PRICE

6.1 Purchase Price

(a)	The purchase price to be paid by the Purchaser to the Sellers for the sale and transfer of the Shares (the Purchase Price) shall amount to EUR 235,108,005.10 (in words: two hundred thirty five million one hundred eight thousand and five euro and ten cent).

(b)	In consideration for the retroactive transfer of the economic ownership in the Company, the Purchaser shall pay to Sellers interest on a partial amount of the Purchase Price equal to EUR 220,000,000 (in words: two hundred twenty million euro) at a rate of (i) 3% (in words: three per cent) per annum from the Effective Date to 31 March 2014 (including) and (ii) 6% (in words: six per cent) per annum from 1 April 2014 until the date on which the Purchase Price is paid (inter alia by way of set-off agreement); for the avoidance of doubt, the Escrow Amount (as defined below) shall not bear interest under this Section 6.1(b) from the time it is paid into the Escrow Account. Interest shall be compounded on the basis of actual days elapsed/360 days.

(c)	Each Seller shall be entitled to a portion of the Purchase Price plus interest pursuant to Section 6.1(b) corresponding to its shareholding in the Company at the Closing. The Sellers shall notify the Purchaser in writing about the allocation of the Purchase Price (plus interest) among themselves at least 5 Business Days prior to the Closing Date.

6.2 Escrow Amount

On or prior to the Closing Date, the Sellers, the Purchaser and the acting notary (the Escrow Agent) shall enter into an escrow agreement (the Escrow Agreement) substantially in the form attached as Annex 6.2. The Escrow Agreement shall provide that, on the Closing Date, an amount equal to EUR 10,000,000 (in words: ten million euro) (the Escrow Amount) shall be paid by the Purchaser to the escrow account set forth in the Escrow Agreement (the Escrow Account) and shall serve as collateral for any claims of Purchaser under Sellers’ Guarantees, or any other claims of Purchaser under this Agreement notified by Purchaser to Sellers within 18 (in words: eighteen) months from the Closing Date, and shall be released in accordance with the Escrow Agreement. Purchaser herewith undertakes to use the amounts on the Escrow Account as its sole source of remedy for any claims under this Agreement for as long and insofar as the Escrow Account provides coverage.

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6.3 Payment of Purchase Price and Escrow Amount

(a)	On the Closing Date, subject to Section 6.3 (b) the Purchaser shall pay to the Sellers the Purchase Price together with any interest pursuant to Section 6.1(b) less the Escrow Amount to the Sellers’ Bank Accounts in accordance with Section 6.5.

(b)	The payment of Vinnolit Two S.à r.l.’s portion of the Purchase Price shall be effected by way of (i) set-off (Verrechnung) of Vinnolit Two S.à r.l.’s portion of the Purchase Price together with any interest on the one side, and the sum of (1) the Lux Repayment Compensation plus (2) the Upstream Loan Compensation (such sum the Total Compensation Amount) on the other side, on the Closing Date by way of set-off agreement (Verrechnungsahrede) substantially in the form as set out in Annex 6.3(b), and (ii) payment of the remainder of Vinnolit Two S.à r.l.’s portion of the Purchase Price together with any interest (and, for the avoidance of doubt, less the relevant part of the Escrow Amount) after such set-off.

(c)	On the Closing Date, the Purchaser shall pay the Escrow Amount to the Escrow Account.

(d)	For the avoidance of doubt, if the Investors (as defined in Annex 11.5) in accordance with para. (b) of Annex 11.5 elect prior to the Closing Date to instruct the Purchaser to make the Purchaser MBPA Contribution to the Company, the relevant portion of the respective Sellers’ portion of the Purchase Price claim will be satisfied and extinguished (Erfüllungswirkung) (i.e. the respective cash payment to the relevant Seller will be reduced accordingly) upon receipt of the MBPA Base Amount (as defined in Annex 11.5) on the Company’s bank account (as then notified according to Section 6.5(a)). For the further avoidance of doubt: in the event that the Advent Funds transfer (by way of contribution or otherwise) their respective Shares to Vinnolit Two S.à r.l. prior to the Closing Date in accordance with Section 11.6(b), such satisfaction and extinguishment (and consequent reduction of the cash payment made by Purchaser) shall take place vis-à-vis Vinnolit Two S.à r.l.’s Purchase Price claim.

6.4 Default interest

If any Party breaches its obligations under this Agreement and thus is in default (Verzug), it shall pay default interest (Verzugszinsen) at a rate of 8% (in words: eight per cent) per annum. The other Party’s right to claim further default-related damages (Verzugsschaden) shall remain unaffected. For the avoidance of doubt, the default interest shall be paid in lieu of any interest payable on the amounts due pursuant to this Agreement.

6.5 Conditions of payment

(a)	All payments by the Purchaser to the Sellers under this Agreement shall be made by the Purchaser free and clear of costs and charges by way of wire transfer to be credited on the same day (mit gleichtägiger Gutschrift) to the respective bank accounts as notified by the Sellers to the Purchaser in writing at the latest three (3) Business Days prior to the Closing Date (the Sellers’ Bank Accounts).

(b)	All payments by the Sellers to the Purchaser under this Agreement shall be made by the Sellers free and clear of costs and charges by way of wire transfer to be credited on the same day to the bank account of the Purchaser notified to the Sellers in writing at the latest three (3) Business Days prior to the Closing Date (the Purchaser’s Bank Account).

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(c)	All payments by the Purchaser to Commerzbank under this Agreement shall be made by the Purchaser free and clear of costs and charges by way of wire transfer to be credited on the same day to the bank account of Commerzbank as notified by the Sellers to the Purchaser in writing at the latest three (3) Business Days prior to the Closing Date (the Commerzbank Account).

6.6 Exclusion of set-off

Any right of a Party to set off (aufrechnen) and/or withhold (zurückbehalten) any payments due under this Agreement vis-à-vis any other Party is hereby expressly waived and excluded except for claims of the Party declaring the set-off which are provided for expressly in this Agreement or acknowledged by the other Party in writing or if and to the extent the Party exercising the right of set-off has an enforceable title (Vollstreckungstitel) against the other Party.

7. CLOSING; CLOSING CONDITIONS

7.1 Closing; Closing Date

The consummation of the transactions contemplated by this Agreement (the Closing) shall take place at the offices of Freshfields Bruckhaus Deringer LLP in Prannerstraße 10, 80333 Munich, on the Closing Date. Closing Date shall mean the last Business Day of the calendar month in which the Closing Conditions set forth in Section 7.2 have been fulfilled, or, in case fulfillment of such Closing Conditions occurs within the last five (5) Business Days of a calendar month, the last Business Day of the following calendar month, or any other date as mutually agreed upon by Sellers and Purchaser.

7.2 Closing Conditions

The obligations of the Sellers and the Purchaser to carry out the Closing shall be subject to the satisfaction of the following conditions to Closing (the Closing Conditions):

(a)	The competition authorities of Austria, Poland, Ukraine, Russia, and Turkey have (i) cleared the proposed concentration or (ii) confirmed in writing that the concentration does not require clearance under the applicable domestic laws or regulations, or (iii) the proposed concentration is deemed to be cleared under the applicable domestic laws or regulations (the date when (i), (ii) or (iii) have been met in relation to each Austria, Poland and Turkey herein the Clearance Date). In case that at the Clearance Date, the respective clearance by the competition authorities of Russia and/or Ukraine has not been obtained, the Closing Condition under this Section 7.2(a) shall be deemed to be satisfied on the earlier of (x) the clearances in Russia and Ukraine having been obtained (in the sense of lit. (i) through (iii) above) and (y) three (3) months from the Signing Date (provided that in the latter case, the Closing shall be consummated subject to the provisions of Section 11.1(b)).

(b)	The acquisition of the Shares has not been prohibited according to Section 4 para. 1 of the German Foreign Trade Act (AWG) in conjunction with Section 59 para. 1 of the German Foreign Trade Ordinance (AWV). This condition shall be deemed satisfied if:

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(i)	the German Federal Ministry of Economics and Technology (the BMWi) has issued a certificate of compliance (Unbedenklichkeitsbescheinigung) pursuant to Section 58 para. 1 AWV; or

(ii)	the BMWi has not commenced a formal investigation of the acquisition pursuant to Section 55 para. 1 AWV within one month from receipt of the application for a certificate of compliance and, therefore, such certificate is deemed to have been issued pursuant to Section 58 para. 2 AWV; or

(iii)	the BMWi has not notified the Purchaser within three months from the date of this agreement of its decision to commence a formal investigation of the acquisition pursuant to Section 55 para. 3 AWV; or

(iv)	the BMWi has not prohibited the proposed acquisition within two months of receipt of the complete documentation pursuant to Section 59 para. 1 AWV.

7.3 Negative Closing Conditions

The Parties shall not be obliged to carry out the Closing if, during the period prior to the Closing Date, at least one of the following events has occurred (the Negative Closing Conditions):

(a)	A court or governmental authority (other than (i) a merger control or other antitrust authority or (ii) the BMWi according to the AWG in conjunction with the AWV) has prohibited (untersagt) the consummation of this Agreement (or any part thereof) under any enforceable law, any enforceable judgment, injunction, order or decree.

(b)	An event resulting in a catastrophic damage to one of the manufacturing sites occupied by the Vinnolit Entities has occurred that leads to an uninsured business interruption of that site for a period of more than six months.

Purchaser may, at its sole discretion, waive the Negative Closing Condition stipulated in Section 7.3(b).

7.4 Consequences of non-satisfaction of the Closing Conditions

(a)	If the Closing Conditions set forth in Section 7.2(a) and/or (b) have not been satisfied within four (4) months after the Signing Date, the Sellers may jointly rescind this Agreement (Rücktritt vom Vertrag) by written notice to the Purchaser with a copy to the acting notary, provided, however, that such right to rescission is not available to the Sellers, if a Closing Condition has not been satisfied as a result of any Seller’s breach of an obligation under this Agreement.

(b)	If the Closing Conditions set forth in Section 7.2(a) and/or (b) have not been satisfied within twelve (12) months after the Signing Date and, in case of the Closing Condition set forth in Section 7.2(a), the Purchaser has complied with its obligations under Section 11.1(a) and the fact that the relevant Closing Condition has not been satisfied is not due to the fact that (i) the implementation of specific conditions or obligations that have been imposed upon the Purchaser by the competent authorities according to Section 11.1(a) has not yet been completed, except if there is a case of Unreasonable Commercial Hardship (as defined in Section 11.1(a)), or (ii) the implementation of measures to be taken under Section 11.1 (b) has not yet been completed, the Purchaser may rescind this Agreement by written notice to the Sellers with a copy to the acting notary, provided, however, that such right to rescission is not available to the Purchaser, if this Closing Condition has not been satisfied as a result of the Purchaser’s breach of an obligation under this Agreement.

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(c)	The Sellers (jointly) and the Purchaser may each rescind this Agreement by written notice to the respective other part if, at any time prior to the Closing Date, any of the circumstances constituting the Negative Closing Conditions set forth in Section 7.3 have occurred, provided that such right to rescission is not available to (i) the rescinding Party, if such circumstance has occurred as a result of such Party having breached its obligations under this Agreement or (ii) Sellers in relation to Section 7.3(b), if the Purchaser waives the Negative Closing Condition stipulated in Section 7.3(b).

(d)	If this Agreement is rescinded in accordance with this Section 7.4, this Agreement shall cease to have force and effect and shall not create any binding obligation between the Parties except that this Section 7.4 and Section 12 (Confidentiality and Press Releases), Section 16 (Costs and Taxes), Section 17 (Notices) and Section 18 (Miscellaneous) shall remain in force and effect.

7.5 Actions on the Closing Date

At the Closing, the Sellers and the Purchaser shall simultaneously (Zug um Zug) take the following actions:

(a)	The Sellers shall deliver to the Purchaser (i) duly executed resignation letters, effective at or prior to the Closing Date, of those members of the supervisory board, advisory board or any other board or committee of any of the Vinnolit Entities who act as representatives of the Sellers or any of their affiliated companies (Affiliates) within the meaning of Section 15 of the German Stock Corporation Act (other than the Vinnolit Entities) and who are listed in Annex 7.5(a), and (ii) duly execute termination agreements (Aufhebungsvereinbarungen) regarding the service/consultancy agreements between the Company and its current managing directors (Geschäftsführer) Dr. Johannes Seidl and Wilhelm Plumpe (the Company’s Managing Directors) which provide that the Company’s Managing Directors waive any claims for the payment of service fees against the Company which fall due after the Closing Date.

(b)	The Sellers shall hold a shareholders’ meeting at or prior to the Closing (and shall procure that such shareholders’ meetings shall be held) and vote for a shareholders’ resolution granting discharge (Entlastung) to each of the board members of the Vinnolit Entities for the fiscal year 2013 and for the time period from 1 January 2014 through the date their resignations become effective.

(c)	The Sellers, the Purchaser and the Escrow Agent shall enter into the Escrow Agreement substantially in the form as set out in Annex 6.2.

(d)	Vinnolit Two S.à r.l. and the Purchaser shall enter into the Loan Assumption Agreement substantially in the form as set out in Annex 4.3.

(e)	Vinnolit Two S.à r.l. and Vinnolit KG shall enter into termination agreements regarding the Support Letters substantially in the form as set out in Annex 4.4.

(f)	The Purchaser shall pay to Commerzbank the Facilities Repayment Amount in accordance with Section 3.3.

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(g)	Vinnolit Two S.à r.l. and the Purchaser shall set off (verrechnen) Vinnolit Two S.à r.l.’s portion of the Purchase Price on the one side, and the Total Compensation Amount on the other side according to Section 6.3(b) by way of set-off agreement substantially in the form as set out in Annex 6.3(b).

(h)	The Purchaser shall pay to the Sellers an amount equal to the Purchase Price together with any interest accrued under Section 6.1(b), minus (i) the Escrow Amount, and minus (ii) the Total Compensation Amount, in accordance with Sections 6.3 and 6.5.

(i)	The Purchaser shall pay the Escrow Amount to the Escrow Account.

(j)	Following receipt of an amount equal to the Purchase Price together with any interest, minus (i) the Escrow Amount, and minus (ii) the Total Compensation Amount, in accordance with Sections 6.3 and 6.5, the Sellers shall confirm such receipt in writing to the Purchaser (after having received a written confirmation of the Company of receipt of the relevant portion of the Purchase Price by the Company (as provided for in Section 6.3 (d)), in case the Investors (as defined in Annex 11.5) in accordance with para. (b) of Annex 11.5 elect prior to the Closing Date to instruct the Purchaser to make the Purchaser MBPA Contribution to the Company).

(k)	The Sellers shall thereupon confirm transfer in rem of the Shares to Purchaser.

(l)	The Sellers and the Purchaser shall document the occurrence of the aforementioned closing actions in a closing protocol and shall inform the Company about the in rem (dinglich) transfer of the Shares to the Purchaser, with a copy to the acting notary.

8. SELLERS’ GUARANTEES

8.1 Form and scope of Sellers’ Guarantees

Each Seller hereby guarantees, on a several basis (Einzelschuldner) and not on a joint basis, to the Purchaser by way of an independent promise of guaranty pursuant to Section 311 para. 1 of the German Civil Code (selbständiges Garantieversprechen im Sinne des § 311 Abs. 1 BGB) within the scope and subject to the requirements and limitations provided in Section 9 hereof or otherwise in this Agreement that the statements set forth in Sections 8.2 through 8.16, in case of Sections 8.2(a), (b), (c), (d) and (e) as regards the Company only with respect to the Shares held by the respective Seller, are complete and correct as of the date of this Agreement (the Signing Date) and, in case of Sections 8.2(a), (b), (c), (d) and 8.2(f), also as of the Closing Date. The Sellers and the Purchaser agree and explicitly confirm that the guarantees in Sections 8.2 through 8.16 (the Sellers’ Guarantees) are not granted, and shall not be qualified and construed as, quality guarantees concerning the object of the purchase (Garantien für die Beschaffenheit der Sache) within the meaning of Sections 443, 444 of the German Civil Code.

8.2 Corporate issues and authority of the Sellers

(a)	The statements in Sections 1.1, 1.2 and 1.3(a) regarding the Vinnolit Entities are complete and correct. The Vinnolit Entities have been duly established and validly exist under the laws of their respective jurisdiction.

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(b)	The Sellers are the direct sole and unrestricted owners of the Shares and the indirect sole and unrestricted owners of the shares in the Vinnolit Entities other than the Company. The Shares and the shares in the Vinnolit Entities other than the Company have been validly issued, are fully paid in, either in cash or in kind, have not been repaid and are free and clear of all liens, pledges, charges, security interests, encumbrances, restrictions, rights in rem and similar rights to the benefit of third parties of every kind and description, and there are no pre-emptive rights, options, voting arrangements or other rights of third parties to acquire any or all of the Shares or the shares in the Vinnolit Entities other than the Company, except those disclosed in Schedule 8.2(b).

(c)	The Sellers are entitled to freely dispose of the Shares without such a disposal infringing any rights of a third party except those disclosed in Schedule 8.2(c). The Sellers have full corporate power and authority to execute this Agreement (including any other agreements contemplated hereby) and to perform their obligations hereunder. The execution and performance by the Sellers of this Agreement (including any other agreements contemplated hereby) have been validly authorized and, except for the Closing Conditions set forth in Sections 7.2(a) and (b) as well as potential other antitrust or regulatory approvals, the execution and performance of this Agreement by the Sellers require no approval or consent by any third party that would allow such third party to prevent the closing and consummation of this Agreement by legal means.

(d)	This Agreement constitutes a legal, valid, and binding obligation of the Sellers, enforceable under German law against the Sellers in accordance with its terms, subject only, if the case arises, to limitations on enforceability under generally applicable statutory law. The execution and consummation of this Agreement and the performance of the transactions contemplated hereunder does not violate any judicial or governmental order to which the Sellers are bound or any provision of the Sellers’ articles of association or similar corporate documents.

(e)	No bankruptcy, insolvency or judicial composition proceedings concerning any of the Vinnolit Entities have been applied for. To the Sellers’ Knowledge, no circumstances exist which would require an application for any bankruptcy, insolvency or judicial composition proceedings in relation to the Vinnolit Entities nor do any circumstances exist according to any applicable bankruptcy or insolvency laws which would justify the avoidance of this Agreement.

(f)	The statements in Section 1.3(b) hereof regarding the Minority Participations are complete and correct. The Minority Participations have been duly established and validly exist under the laws of Germany.

(g)	No prior transfers of (all or a portion of) the Shares occurred within the preceding 5 (five) years and no real estate transfer tax will become payable by any Vinnolit Entity as a result of the potential reorganization contemplated by Section 11.6 (a) and (b) or its implementation under this Agreement.

8.3 Financial Statements

(a)	The Sellers have delivered to the Purchaser the audited financial statements (balance sheet, profit and loss statements, the notes and the management report) of the Company for the fiscal year of 2013 (the Financial Statements) as well as the audited consolidated financial statements of the Company (including the Vinnolit Entities) for the fiscal year of 2013 (the Consolidated Financial Statements).

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(b)	The Financial Statements have been prepared in accordance with German generally accepted accounting principles and present in all material respects a true and fair view, within the meaning of Section 264 para. 2 of the German Commercial Code, of the assets and liabilities (Vermögenslage), financial condition (Finanzlage) and results of operation (Ertragslage) of the Company for the balance sheet date referenced therein. The Consolidated Financial Statements have been prepared in accordance with German GAAP and present in all material respects a true and fair view of the assets and liabilities, financial condition and results of operations of the Business for the balance sheet date(s) referenced therein.

(c)	The books and accounts relating to the Vinnolit Entities have been prepared with the diligence of a prudent businessman (Sorgfalt eines ordentlichen Geschäftsmannes) in all material respects.

8.4 Hedging

Except as set forth in Schedule 8.4, none of the Vinnolit Entities is participating in any financing hedging operations, interest rate or currency exchange rate swaps, or agreements of similar speculative nature.

8.5 Real property

(a)	Schedule 8.5(a) contains a true and complete list of real property and rights equivalent to real property (Grundstücke und grundstücksgleiche Rechte), including all hereditary building rights (Erbbaurechte), owned by the Vinnolit Entities.

(b)	Schedule 8.5(b) contains a true and complete list of real property leased or rented by the Vinnolit Entities, whether as lessee or as lessor, with the respective lessee’s payment obligations under the lease agreements exceeding, in each case, a value of EUR 150,000 (in words: one hundred fifty thousand euro) per annum.

(c)	Any other leased real property used by the Vinnolit Entities but not listed in Schedule 8.5(a) or Schedule 8.5(b) is not material for the nature or extent of the operation of the business of the Vinnolit Entities as conducted on the Signing Date.

8.6 Intellectual Property Rights / IT

(a)	Schedule 8.6(a) contains a true and complete list of patents, trademarks, internet domains and other registered intellectual property rights owned by the Vinnolit Entities as of the Signing Date (the Intellectual Property Rights).

(b)	To the Sellers’ Knowledge, except as set out in Schedule 8.6(b), the Intellectual Property Rights are, as of the Signing Date, not subject to any pending proceedings for opposition, cancellation, revocation or rectification which may negatively affect the operation of the business of the Vinnolit Entities nor are the Intellectual Property Rights being materially infringed by third parties. Except as set forth in Schedule 8.6(b), to the Sellers’ Knowledge, all fees necessary to maintain the Intellectual Property Rights have been paid, all necessary renewal applications have been filed and all other material steps necessary for their maintenance have been taken.

(c)	Except as set forth in Schedule 8.6(c), to the Sellers’ Knowledge, the Vinnolit Entities do not infringe any intellectual property rights of third parties.

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(d)	Schedule 8.6(d) contains a true and complete list of any material software utilization, software maintenance, software license and other software-related agreement (except for those software license, utilization or maintenance or other agreements which are meant to operate and/or control units of any of the Vinnolit Entities’ production assets) to which any of the Vinnolit Entities, as of the Signing Date, is a party and of which the main obligations (Hauptleistungspflichten) have not yet been completely fulfilled and exceeding an annual license fee of EUR 150,000 (in words: one hundred fifty thousand euro).

(e)	Schedule 8.6(e) contains a true and complete list of any material IT outsourcing, IT service and any other IT-related maintenance agreement (including, in particular, hardware maintenance and telecommunications agreements) to which any of the Vinnolit Entities, as of the Signing Date, is a party and of which the main obligations have not yet been completely fulfilled exceeding an annual consideration of EUR 150,000 (in words: one hundred fifty thousand euro).

8.7 Compliance with laws and permits, subsidies

(a)	To the Sellers’ Knowledge, the Vinnolit Entities hold, as of the Signing Date, all permits and licenses which are required, if any, under applicable laws in order to conduct the Business as presently conducted and which are material for their respective business. To the Sellers’ Knowledge, there are no threats of any revocation or restriction relating to any such permits or licenses which would materially affect the business of the Vinnolit Entities. To the Sellers’ Knowledge, the Vinnolit Entities conduct their respective business in compliance with all material provisions of such permits and licenses (including, but not limited to, health and safety).

(b)	To the Sellers’ Knowledge, there are no pending governmental investigations against the Vinnolit Entities alleging that any of the Vinnolit Entities is or has during the three (3) years prior to the date hereof been a party to any agreement or arrangement, or involved in any business conduct, that infringes any antitrust, competition, anti-bribery or foreign trade sanctions (such as OFAC sanctions) legislation in any jurisdiction in which any of the Vinnolit Entities has assets or carries out business.

(c)	Except as set forth in Schedule 8.7(c), to the Sellers’ Knowledge, the Vinnolit Entities are in material compliance with all applicable health and safety laws.

(d)	Except for the subsidies disclosed in Schedule 8.7(d), no subsidies exceeding EUR 150,000 (in words: one hundred fifty thousand euro) individually have been granted to the Vinnolit Entities within the last three (3) years. Except for the subsidies set forth in Schedule 8.7(d), no claims for repayment of any kind of public aid granted to the Vinnolit Entities, in particular any subsidies, investment allowances (Investitionszulagen), investment subsidies (Investitionszuschüsse) or other government aids (Beihilfen) have been asserted in writing.

8.8 Material Agreements

Schedule 8.8 contains a true and complete list of material agreements as described below to which any of the Vinnolit Entities, as of the Signing Date, is a party and of which the main obligations have not yet been completely fulfilled (the Material Agreements):

(a)	agreements relating to the acquisition or sale of shares or interests in other entities or businesses;

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(b)	lease and rent agreements relating to real property providing, in each case, for an annual payment obligation of EUR 150,000 (in words: one hundred fifty thousand euro) or more and which cannot be terminated within twelve months without requiring the respective Vinnolit Entity/ies to pay liquidated damages (Vertragsstrafe) or bear similar termination costs;

(c)	loan agreements, bonds, notes or any other instruments of debt involving any third party (other than the Vinnolit Entities) and, individually, an amount of EUR 350,000 (in words: three hundred fifty thousand euro) or more;

(d)	guarantees, indemnities, and suretyships issued for any debt of any third party (other than the Vinnolit Entities) for an amount of EUR 150,000 (in words: one hundred fifty thousand euro) or more, and

(e)	any continuing obligations (Dauerschuldverhältnisse), including, in particular, supply agreements, other than as described above in (a) through (d) which cannot be terminated with effect as of or prior to twelve months from the Signing Date and which provide for annual payment obligations of the respective Vinnolit Entities in excess of EUR 750,000 (in words: seven hundred fifty thousand euro).

To the Sellers’ Knowledge, each of the Material Agreements is in full force and effect. As of the Signing Date, (i) none of the Vinnolit Entities has received a notice of termination and (ii) to the Sellers’ Knowledge none of the Vinnolit Entities is in any material breach of any of the Material Agreements.

8.9 Employment matters

(a)	Schedule 8.9(a) contains, as of two Business Days prior to the Signing Date, an in all material respects true and complete list of all managing directors, directors, officers and employees of the Vinnolit Entities (the Employees), prepared on an anonymous basis, indicating their functions, date of birth, date of commencement of their employment (including recognized tenure if any), annual gross base salaries (Grundentgelt) (excluding any additional fixed and variable remuneration components), bonus (profit sharing, one-time loyalty bonus, sales incentive, onetime special payment) paid or to be paid with respect to the fiscal year ending on December 31, 2013 and working hours (full time or part time). No Employee has a special right to terminate his or her employment or service relationship with a Vinnolit Entity as a result of the consummation of the transaction contemplated hereby.

(b)	Schedule 8.9(b) contains, as of two Business Days prior to the Signing Date, an in all material respects true and complete list of those Employees that are entitled, as of the Signing Date, to receive in the calendar year 2014 a gross annual base salary (Grundentgelt) (excluding fringe benefits, such as incentives, stock options or appreciation rights, company car and other benefits) in excess of EUR 110,000 (in words: one hundred ten thousand euro) (such employees collectively the Key Employees) prepared on an anonymous basis. As of two Business Days prior to the Signing Date, none of the Key Employees has given notice of termination of his or her employment.

(c)

Schedule 8.9(c) contains, as of two Business Days prior to the Signing Date, an in all material respects true and complete list of all freelancers (freie Mitarbeiter) and agency workers (Leiharbeitnehmer) (together the Independent Contractors), prepared on an anonymous basis, that currently provide services to any of the

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Vinnolit Entities, setting forth their respective functions. To Seller’s Knowledge, all third parties that currently lease out agency workers to the Vinnolit Entitites have a valid permit to lease out agency workers (Arbeitnehmerüberlassungserlaubnis) to the extent legally required. No freelancer or agency worker has claimed to be an employee of any Vinnolit Entity in the past three (3) years.

(d)	Except as set forth in Schedule 8.9(d), neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in, or accelerate, the payment or vesting of any benefit to any Employee or Independent Contractor from any of the Vinnolit Entities. No terms and conditions of the employment or service relationship of any Employee or Independent Contractor of any of the Vinnolit Entities have been varied (either by way of amendment or the exercise of any discretion right) in concrete connection with this Agreement and the consummation of the transactions contemplated hereby.

(e)	Except as set forth in Schedules 8.9(d) and 8.9(f), no Vinnolit Entity is subject to material liabilities resulting from bonus or profit sharing schemes. No Vinnolit Entity is subject to a stock option, phantom stock or similar equity based or virtual incentive scheme.

(f)	Schedule 8.9(f) contains an in all material respects true and complete list of collective bargaining agreements (Tarifverträge) and to the Sellers’ Knowledge, all other material written agreements with unions, works councils and other employee representative bodies by which any of the Vinnolit Entities, as of the Signing Date, are bound. True and complete copies of all such agreements were provided to the Purchaser prior to the date hereof.

(g)	Except as set forth in Schedule 8.9(g), no Vinnolit Entity is subject to any material restriction as to the closure, downsizing or restructuring of its workforce or its business operations, except for any restrictions under mandatory law, applicable collective bargaining agreements or agreements with works councils or other employee respresentative bodies listed in Schedule 8.9(f).

(h)	None of the Vinnolit Entities is experiencing, or has experienced during a period of three (3) years prior to the date hereof, any strike or lock-out.

(i)	Schedule 8.9(i) in all material respects correctly sets forth all (i) pension commitments (including retirement, widows’, dependents’ and disability pensions) and old-age part-time plans or agreements and (ii) other employee benefit agreements or plans relating to retirement, death, disability and deferred compensation, medical benefits or jubilee/anniversary payments by which any of the Vinnolit Entities is bound (including agreements and plans which have been terminated, but in respect of which any of the Vinnolit Entities may still have any obligations or liabilities), whether funded or unfunded and whether on a defined benefit or defined contribution basis (together the Benefit Plans). Complete copies of the latest actuarial reports relating to the Benefit Plans have been delivered to Purchaser or its advisors prior to the date hereof.

8.10 Environmental

(a)	Except as set forth in Schedule 8.10(a), to the Sellers’ Knowledge, none of the Vinnolit Entities has received any written notice in relation to the Business by any competent environmental authority during the last five (5) years alleging any material non-compliance with environmental laws.

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(b)	Except as set forth in Schedule 8.10(b), to the Sellers’ Knowledge, all material permits under environmental laws necessary to conduct the Business (Environmental Permits) have been obtained.

8.11 Insurance

To the Sellers’ Knowledge, the insurance policies listed in Schedule 8.11 are valid and in full force. All premiums due on the above policies have been duly paid and, to the Sellers’ Knowledge, there are no circumstances due to which any such policy might be voidable.

8.12 Litigation

There are no law suits, court actions or similar proceedings before a court of justice, arbitration panel or an administrative authority involving an amount in dispute (Streitwert) exceeding EUR 100,000 (in words: one hundred thousand euro) in each individual case on the Signing Date (i) pending (rechtshängig) or, (ii) to the Sellers’ Knowledge, threatened in writing to be filed, in each case against any of the Vinnolit Entities, except those disclosed in Schedule 8.12.

8.13 No Leakage

(a)	From the Effective Date until the Signing Date, no Leakage (other than Permitted Leakage) has occurred with regard to any Vinnolit Entity that has not been remedied prior to or on the Signing Date, or will not have been remedied prior to the Closing Date.

(b)	Leakage shall mean

(i)	the declaration and/or payment of any dividends, profit transfers or similar distributions (whether in cash or in kind) to be paid or made by any of the Vinnolit Entities to any Seller or any Affiliate of any Seller (other than the Vinnolit Entities);

(ii)	any payments made, or agreed to be made, by any of the Vinnolit Entities in respect of any share capital or other securities of any of the Vinnolit Entities being created, issued, redeemed, repurchased or repaid, or any other return of capital;

(iii)	any payments made, or agreed to be made, or future benefits granted to or assets transferred to, or liabilities assumed, indemnified or incurred (or any guarantee or indemnity given in respect thereof) for the benefit of any Seller or any Affiliate of any Seller (other than the Vinnolit Entities) by any of the Vinnolit Entities (in each case other than payments for the delivery of products or services consistent with past practice);

(iv)	the waiver, or agreement to waive, by any of the Vinnolit Entities of any amount owed to that Vinnolit Entity by any Seller or any Affiliate of any Seller (other than the Vinnolit Entities);

(v)	the payment of any management, monitoring, service, director’s, consulting or similar fees by any of the Vinnolit Entities to any Seller or any Affiliate of any Seller (other than the Vinnolit Entities) and the incurring of any such liability;

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(vi)	any payment or any liability incurred or benefit provided by any of the Vinnolit Entities to any director or employee of any Seller or of any Affiliate of any Seller (other than the Vinnolit Entities) except where such person is a director, employee or member of a corporate body of a Vinnolit Entity and has received such payment or benefit or benefited from such liability in such function;

(vii)	the payment of any bonus, retention bonus or incentive payment, success fee or similar payment by any of the Vinnolit Entities to any director or employee in relation to this Agreement;

(viii)	the payment of any costs, expenses or fees by any of the Vinnolit Entities in relation to this Agreement including lawyer fees and fees for financial or other professional advisors, and incurring of any such liability;

(ix)	any Taxes paid or that will become payable by any of the Vinnolit Entities to the extent attributable to any of the foregoing;

(x)	any agreement or legally binding offer to do any of the foregoing; and

(xi)	any measures described in (i) through (x) taken by any Seller or any Affiliate of any Seller (other than the Vinnolit Entities) for the account of any Vinnolit Entity.

(c)	Permitted Leakage shall mean any payment explicitly set forth in Schedule 8.13(c).

8.14 Ordinary course of business

Except as set forth in Schedule 8.14, from the Effective Date until the Signing Date, the business operations of the Vinnolit Entities have been conducted in the ordinary course of business and substantially in the same manner as before, specifically,

(a)	no Vinnolit Entity has been subject to any merger, spin-off or similar corporate reorganization, or any other material restructuring of the business organization (whether or not requiring any corporate action);

(b)	no Vinnolit Entity has acquired, encumbered, transferred or divested of a shareholding in any legal entity or business;

(c)	the share capital of none of the Vinnolit Entities has been increased or reduced and none of the shares in any of the Vinnolit Entities have been redeemed;

(d)	none of the shares in the Vinnolit Entities or their real property or their rights equivalent to real property have been permitted to be subjected to any mortgage, pledge, lien, security, interest, encumbrance, restriction, or charge of any kind, except for those arising by operation of law;

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(e)	the Vinnolit Entities have not made any material capital expenditure (only projects newly commenced in 2014) exceeding an amount of EUR 500,000 (in words: five hundred thousand euro) or commitment thereto;

(f)	no Vinnolit Entity incurred any indebtedness for borrowed money or other financial debt;

(g)	the Vinnolit Entities have not entered into any material contract, agreement or commitment (i.e. involving obligations in excess of EUR 4,000,000 (in words: four million euro) per annum) which are not consistent with past practice;

(h)	no Vinnolit Entity has terminated or materially modified any Material Agreement;

(i)	no Vinnolit Entity has granted any increase in wages, salaries, bonus or other remuneration of any Employee outside the ordinary course of business;

(j)	no Vinnolit Entity has changed, or has committed itself to change, in connection with the transaction contemplated by this Agreement or outside the ordinary course of business (i) the terms of employment of any Key Employee or (ii) the provisions of any Benefit Plan;

(k)	the Vinnolit Entities have not cancelled or waived any claims or rights of a value in excess of EUR 300,000 (in words: three hundred thousand euro) except for discounts or boni granted to customers in the ordinary course of business;

(l)	no Vinnolit Entity has granted or prolonged any loans to a third party outside the ordinary course of business;

(m)	no Vinnolit Entity has extended any guarantees, suretyships, letters of comfort, performance or warranty bonds or similar instruments securing any indebtedness or other obligations of any third party or has incurred any other off-balance sheet liabilities not notified to Purchaser prior to the date hereof; and

(n)	no Vinnolit Entity has agreed, whether or not in writing, to do any of the foregoing.

8.15 Certain transaction related fees and expenses

(a)	Except as set forth in Schedule 8.15(a), the Vinnolit Entities have no obligation or liability to pay any fees or commissions, to reimburse any monies, or to grant any other benefits to any broker, finder, agent, advisor or other third party with respect to this Agreement, the transactions contemplated hereby or any other corporate transaction involving a Vinnolit Entity.

(b)	Except as set forth in Schedule 8.15(b), apart from wages and salaries due in the ordinary course of business, the Vinnolit Entities have no obligation or liability whatsoever to pay any bonuses or similar benefits to any managing director or employee of the Vinnolit Entities or the Sellers with respect to this Agreement, the transactions contemplated hereby or any other transaction involving a Vinnolit Entity.

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8.16 Taxes

(a)	The term Tax or Taxes shall mean all taxes (including, without limitation, taxes on income, profits and gains, payroll and withholding taxes as well as VAT) within the meaning of Section 3 of the German Tax Code (Abgabenordnung – AO) or equivalent taxes under the laws of any other jurisdiction and shall also include social security charges and advance payments imposed by any tax, governmental or other authority, together with any interest, penalty, surcharge or addition thereto. For the avoidance of doubt, the term Taxes shall also include any liabilities for Taxes (Haftungsbeträge) and obligations to repay Tax refunds but shall exclude reductions of deferred Tax assets, Tax losses or potential write-offs.

(b)	All material returns, notices and declarations required to be filed by or on behalf of any of the Vinnolit Entities in respect of any Taxes have been timely filed pursuant to applicable laws, taking into account any permitted extension, and, to the Sellers’ Knowledge are substantially complete and correct in all material respects.

(c)	All Taxes declared by or assessed against any of the Vinnolit Entities have been (i) timely paid (or, if applicable, withheld and remitted), taking into account any permitted extension, or (ii) adequately provided for in the Consolidated Financial Statements.

(d)	To the Sellers’ Knowledge, (i) all material Tax-relevant transactions and events have been substantially duly documented in the books and records of the German Vinnolit Entities and (ii) all bookkeeping and relevant business records as to such entities have been substantially duly prepared and retained and are available for all Tax periods, in each case as required by applicable laws.

(e)	To the Sellers’ Knowledge, none of the Vinnolit Entities is subject to Taxes in the United States of America or any jurisdiction other than their place of incorporation or registered seat, for example by virtue of having a permanent establishment, a place of business or a Tax registration other than for VAT purposes. Except as provided in Section 11.6, none of the Vinnolit Entities has made an election pursuant to the United States Internal Revenue Code Section 7701 and the Treasury Regulations thereunder to be treated as other than its default classification for U.S. Federal Income Tax purposes within five (5) years prior to the Closing Date.

For the avoidance of doubt, any reference to the correctness, completeness, due preparation, documentation or filing etc. (as the case may be) of certain returns, notices, declarations or documentations (as the case may be) contained in this Section 8.16 shall take into account the anticipated final decision of any Tax authority or competent court to which appeals or other legal action could potentially ultimately be filed.

8.17 No other Sellers’ Guarantees

(a)	The Purchaser explicitly acknowledges to purchase and acquire the Shares in the condition they are in on the Closing Date based upon its own inspection, examination and determination with respect thereto, and to undertake the acquisition based upon its own inspection, examination and determination without reliance upon any express or implied representations, warranties or guarantees of any nature made by the Sellers except for the guarantees explicitly given by the Sellers under this Agreement.

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(b)	Without limiting the generality of the foregoing, the Purchaser acknowledges that (i) in deciding on the acquisition of the Shares and the Business, and in determining the terms of the acquisition, the Purchaser has not relied on, and (ii) the Sellers shall not be responsible, and give no representation, warranty or guaranty, with respect to:

(i)	any projections, estimates or budgets delivered or made available to the Purchaser of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) or the future business operations of the Vinnolit Entities;

(ii)	any other information or documents made available to the Purchaser or its counsel, accountants or advisors with respect to the Business or the Vinnolit Entities except as expressly set forth in this Agreement.

(c)	The Purchaser confirms that the Sellers are responsible only for actions and statements by its statutory representatives (vertretungsberechtigte Organe) and authorised contractual representatives (bevollmächtigte rechtsgeschäftliche Vertreter), and actions or statements by any other person including, without limitation, representatives of the Vinnolit Entities, shall not be attributed to the Sellers. Wherever this Agreement refers to the Sellers’ Knowledge, this shall mean only the actual knowledge of the individuals listed in Schedule 8.17(c)-1 after due inquiry with the individuals listed in Schedule 8.17(c)-2.

9. REMEDIES FOR BREACH OF SELLERS’ GUARANTEES

9.1 General/Recoverable damages

(a)	In the event of any breach or non-fulfillment by any Seller of any of the guarantees pursuant to Section 8, such Seller shall put the Purchaser into the position the Purchaser would have been in had the guaranty not been breached (restitution in kind; Naturalrestitution). If such Seller is unable to achieve this position within three (3) months after having been notified by the Purchaser of the breach, the Purchaser may claim from such Seller for monetary damages (Schadenersatz in Geld) in accordance with German law, provided, however, that such damages shall not cover internal administration or overhead costs of Purchaser, punitive damages, or any arguments that the Purchase Price was calculated upon incorrect assumptions. Damages shall, however, cover consequential damages (Folgeschäden) only if and to the extent such consequential damages are within the purpose (Sinn und Zweck) of the relevant Sellers’ Guarantee.

(b)	Each of the Sellers shall in each case only be liable for the breach of any guarantee under Section 8 up to the pro rata damage corresponding to the percentage of Shares it holds in the Company. The Purchaser shall only have the right to claim damages under this Agreement for the breach of such guarantee provided that it brings forth the respective claim vis-à-vis each of the Sellers in accordance with the pro rata participation of each of the respective Sellers at the same time. This limitation shall not apply to a breach of the guarantees set forth in Section 8.2(a), (b), (c), (d) and (e) with regard to the Shares, in which case each Seller shall be liable for a breach of these guarantees as far as the Shares held by it are concerned.

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(c)	The Sellers shall not be liable for, and the Purchaser shall not be entitled to claim for, any damages of the Purchaser under or in connection with this Agreement if and to the extent the damages are actually recovered from a third party, including under an insurance policy. Purchaser shall use commercially reasonable efforts to pursue all recoveries to which Purchaser or the Vinnolit Entities may be entitled.

(d)	The Sellers shall not be liable for, and the Purchaser shall not be entitled to claim for, any damages based on facts and circumstances of which the Purchaser was aware as of the Signing Date. Without limiting the generality of the foregoing, the Purchaser shall be deemed to have been aware of all matters disclosed in

(i)	the documents contained in the electronic data room operated by Data Room Services GmbH as of 26 May 2014, 12.30 CET, a copy of which will be preserved on two CD-Roms and held in escrow by the acting notary public on the Signing Date under a mutually agreed joint instruction letter for a period of five (5) years from the Closing Date for purposes of providing evidence, unless such documents do not disclose the relevant facts and circumstances in a way so that a diligent reader of the electronic data room would reasonably understand the matter at hand, or

(ii)	documents provided to Dave Hansen and other selected members of the Purchaser’s due diligence team via a secured site which have also been put on a third CD-Rom and are submitted to the acting notary public.

9.2 Overall scope of Sellers’ liability

(a)	The Sellers’ combined aggregate liability under this Agreement including, but not limited to, any and all claims for breach of any of the Sellers’ Guarantees pursuant to Section 8, shall be limited to a total liability amount of EUR 20,000,000 (in words: twenty million euro). Such limitation to EUR 20,000,000 shall not apply to the Sellers’ Guarantees set forth in Sections 8.2 and 8.13 and the Sellers’ liability under Section 11.3, provided, however, that the total liability of the Sellers under these provisions shall in no event exceed the Purchase Price. Each Seller’s individual liability shall be limited to such pro rata portion of the respective total liability amount that corresponds to the pro rata portion of the Purchase Price pertaining to the respective Seller. For the avoidance of doubt: the limitations set forth in this Section 9.2(a) shall not apply in cases of willful misconduct (Vorsatz), fraud (Betrug) or willful deceit (Arglist).

(b)	The Sellers shall not be liable for, and the Purchaser shall not be entitled to claim for, any claims for breach of the Sellers’ Guarantees under this Section 9 unless the individual claim exceeds the amount of EUR 100,000 (in words: one hundred thousand euro) (the De Minimis Amount) and the aggregate amount of all individual claims exceeding the De Minimis Amount exceeds EUR 1,300,000 (in words: one million three hundred thousand euro) (the Threshold) (Freibetrag). If the sum of individual claims exceeding the De Minimis Amount exceeds the Threshold, the Sellers shall only be liable, and the Purchaser shall only be entitled to claim for, the amount exceeding the Threshold. The limitations set forth in this Section 9.2(b) shall not apply (i) to breaches of the Sellers’ Guarantees in Sections 8.2 and 8.13, (ii) to breaches of the non-leakage covenant in Section 11.3 and, for the avoidance of doubt, (iii) in cases of willful misconduct (Vorsatz), fraud (Betrug) or willful deceit (Arglist).

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9.3 Mitigation

Section 254 of the German Civil Code shall remain unaffected, i.e. the Purchaser is in particular obliged to prevent the occurrence of any damages and to limit the scope of any damages incurred.

9.4 Limitation periods

All claims for any breach of Sellers’ Guarantees pursuant to Section 8 above shall become time-barred (verjähren) eighteen (18) months after the Closing Date, except for

(a)	all claims based on a breach of the Sellers’ Guarantees given under Sections 8.2 and 8.13, which shall become time-barred five years after the Closing Date; and

(b)	all claims of Purchaser arising as a result of wilful or intentional breaches of Sellers’ obligations under this Agreement which shall become time-barred in accordance with the statutory provisions in Sections 195, 199 of the German Civil Code.

Section 203 of the German Civil Code shall not apply unless the relevant Parties agree in writing that the expiry period shall be tolled (gehemmt) on the basis of pending settlement negotiations. For the avoidance of doubt, the commencement of legal proceedings (including for declaratory judgment) shall toll the expiry period. Section 204 of the German Civil Code shall apply.

9.5 Exclusion of further remedies

To the extent permitted by law, any further claims and remedies other than explicitly provided for under Sections 8 and 9 hereof, irrespective of which nature, amount or legal basis, are hereby expressly waived and excluded, in particular, without limitation, claims under pre-contractual fault (Section 311 para. 2 and 3 of the German Civil Code), breach of contract (Pflichtverletzung aus dem Schuldverhältnis), frustration of contract (Section 313 of the German Civil Code) (Störung der Geschäftsgrundlage) and/or the right to reduce the Purchase Price (Minderung) or to rescind this Agreement (Rücktritt), and any liability in tort (Deliktshaftung).

10. PURCHASER’S GUARANTEES

10.1 Purchaser’s guarantees

The Purchaser hereby guarantees by way of an independent promise of guaranty pursuant to Section 311 para. 1 of the German Civil Code:

(a)	No bankruptcy, insolvency or judicial composition proceedings concerning the Purchaser or Purchaser’s Guarantor have been applied for. To the Purchaser’s best knowledge, no circumstances exist which would require an application for any bankruptcy, insolvency or judicial composition proceedings nor do any circumstances exist according to any applicable bankruptcy or insolvency laws which would justify the avoidance of this Agreement.

(b)	The Purchaser has sufficient immediately available funds or binding and unconditional and irrevocable financing commitments to pay (i) the Purchase Price pursuant to Section 6 (and taking into account Section 6.3 (b)) above and (ii) the Facilities Repayment Amount pursuant to Section 3.3 above.

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(c)	There is no action, suit, investigation or proceeding pending against, or to the knowledge of the Purchaser and Purchaser’s Guarantor, as of the Signing Date, threatened against or affecting Purchaser and Purchaser’s Guarantor before any court or arbitrator or governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transaction contemplated hereunder.

(d)	Purchaser and Purchaser’s Guarantor do not have any obligation or liability to pay any fees or commissions to any broker, finder or agent with respect to the transaction contemplated hereunder for which Sellers could become wholly or partly liable.

(e)	Purchaser is acquiring the Business for investment at Purchaser’s own account and neither as a nominee nor an agent. Purchaser presently has no intention of reselling the Business. Purchaser has not entered into any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the Business or any part thereof.

10.2 Remedies for Breach of Purchaser’s Guaranties

(a)	The Purchaser shall not be liable for, and the Sellers shall not be entitled to claim for, any damages of the Sellers under or in connection with this Agreement if and to the extent the damages are actually recovered from a third party, including under an insurance policy. The Sellers shall use commercially reasonable efforts to pursue recoveries from third parties to which the Sellers may be entitled.

(b)	Section 254 of the German Civil Code shall remain unaffected, i.e. the Sellers are in particular obliged to prevent the occurrence of any damages and to limit the scope of any damages incurred.

(c)	The liability of the Purchaser pursuant to Section 10.1 shall be capped at an amount of EUR 246,863,405.36 (in words: two hundred fourty-six million eight hundred sixty-three thousand four hundred and five euro and thirty-six cent). All claims of the Sellers arising under Section 10.1 shall be time-barred five (5) years after the Closing Date.

11. COVENANTS

11.1 Merger control proceedings; Other regulatory requirements

(a)	The Purchaser shall ensure that any filings to be made with the competent merger control authorities or other governmental authorities, to the extent they have not already been made prior to the Signing Date, will be made within fifteen (15) Business Days after the Signing Date, unless the applicable laws and regulations require an earlier filing. Such filings shall be made by the Purchaser on behalf of all Parties, provided, however, that the contents of such filings shall require prior written approval of the Sellers, which shall not unreasonably be withheld. The Sellers and the Purchaser shall closely cooperate in the preparation of such filings. Each Party shall without undue delay provide all other Parties with copies of any correspondence with the merger control or other governmental authorities and with copies of any written statement, order or decision of such authorities. All parties shall closely cooperate in any discussions and negotiations with the competent authorities

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with the objective to obtain clearance for the transaction contemplated by this Agreement in the shortest time period possible. The Purchaser may waive (zurücknehmen) filings with the competent authorities or agree with such authorities on the extension of any examination period only with the express prior written consent of the Sellers. If the competent authorities are prepared to grant their approval only subject to compliance with specific conditions or obligations to be imposed upon the Purchaser, the Purchaser shall accept the imposition of such conditions and obligations, unless the acceptance causes Unreasonable Commercial Hardship (wirtschafiliche Unzumutbarkeit) for the Purchaser. For the purposes of this Section 11.1, Unreasonable Commercial Hardship shall mean where complying with such conditions and obligations would result in an aggregate loss of sales (Umsatz) of at least EUR 45,000,000 of the entities of the Vinnolit Group and the Minority Participations, the Westlake group of companies (consisting of Purchaser’s Guarantor and its Affiliates and participations) or any combination of such entities. Between the Signing Date and the Closing Date, the Purchaser shall not make any acquisitions that could directly or indirectly delay or otherwise negatively affect the decision of any of the competent cartel authorities to clear the transaction contemplated hereunder.

(b)	If on the Closing Date any merger control approval or any other governmental consent, approval or waiver required under applicable law in any jurisdiction (other than Austria, Poland and Turkey) in order to effect the Closing has not been obtained, the Sellers and the Purchaser shall consummate the Closing, provided, however, that the Sellers and the Purchaser shall not be under an obligation to, directly or indirectly, transfer or acquire shares or interests in respect of which the consummation of the Closing would violate any applicable law or decision. The Sellers and the Purchaser shall in such case agree on all appropriate measures, including “hold separate” arrangements, regarding the shares or interests affected, in order that the relevant jurisdiction can be exempted from the consummation of the transaction until the required consents and approvals have been obtained.

11.2 Foreign Trade Act Filing

(a)	The Purchaser shall, without undue delay following notarization of this agreement, formally apply for a certificate of compliance pursuant to Section 5 8 para. 1 AWV. In order to obtain such certificate as soon as possible, the Parties shall co-operate with respect to the preparation of the application and in case of any follow-up enquiries by the BMWi.

(b)	If the BMWi informs the Purchaser that it has decided to commence a formal investigation pursuant to Section 55 para. 1 AWV, the Purchaser shall deliver the complete documentation within the meaning of Section 57 AWV to the BMWi without undue delay. The Sellers shall use their best efforts to support the Purchaser in this respect. In order to avoid that the acquisition of the Shares is prohibited or otherwise restricted pursuant to Section 4 para. 1 AWG in connection with Section 59 AWV, the Parties shall co-operate closely in the event of any possible negotiations with the BMWi. The Parties shall provide each other with copies of any correspondence with the BMWi, as well as with copies of any possible written statement, order or decision by the BMWi without undue delay.

(c)	If the BMWi is prepared to issue a certificate of compliance or to refrain from prohibiting the acquisition or from issuing respective binding orders (Anordnungen) only subject to the satisfaction of additional conditions (Auflagen oder Bedingungen), the Purchaser shall be obligated to consent to such additional conditions unless it would be economically unreasonable to expect the Purchaser to do so.

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11.3 No Leakage

The Sellers shall procure that no Leakage (other than Permitted Leakage) will occur with regard to any Vinnolit Entity between the Signing Date up to and including the Closing Date.

11.4 Conduct of business between the Signing Date and the Closing Date

Between the Signing Date and the Closing Date, the Sellers shall procure, to the extent permissible under applicable law, that the business operations of the Vinnolit Entities are conducted exclusively in the ordinary course of business and substantially in the same manner as before (including, for the avoidance of doubt, timely filing of material Tax returns and timely payment or withholding and remittance of declared or assessed Taxes), except (i) where the Purchaser consents in writing to another action (provided that the Purchaser’s consent shall be deemed to be granted, if the Purchaser, after having received a request for consent, does not react to such request within five (5) Business Days in writing) and (ii) for such measures set forth in Annex 11.4. The Purchaser shall not unreasonably withhold its consent, or withhold its consent to any action in a manner as could disrupt unreasonably the efficient operations of any of the Vinnolit Entities. Specifically, the Vinnolit Entities, shall not, between the Signing Date and the Closing Date, except as set forth in Annex 11.4 without the Purchaser’s consent:

(a)	consummate any merger, spin-off or similar corporate reorganization, or any other material restructuring of the business organization (whether or not requiring any corporate action);

(b)	acquire, encumber, transfer or divest of a shareholding in any legal entity or business;

(c)	increase or reduce the share capital of any of the Vinnolit Entities or redeem any of the shares in any of the Vinnolit Entities;

(d)	permit any of the shares in the Vinnolit Entities or their real property or their rights equivalent to real property to be subjected to any mortgage, pledge, lien, security, interest, encumbrance, restriction, or charge of any kind, except for those arising by operation of law;

(e)	make any material capital expenditure (only projects newly commenced in 2014) exceeding an amount of EUR 500,000 (in words: five hundred thousand euro) or commitment thereto;

(f)	incur any indebtedness for borrowed money or other financial debt (or grant any financing security not set out in Annex 2.2);

(g)	enter into any material contract, agreement or commitment (i.e. involving obligations in excess of EUR 4,000,000 (in words: four million euro) per annum) which are not consistent with past practice;

(h)	terminate or materially modify any Material Agreement;

(i)	grant any increase in wages, salaries, bonus or other remuneration of any employee outside the ordinary course of business;

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(j)	change, or commit itself to change, in connection with the transaction contemplated by this Agreement or outside the ordinary course of business, (i) the terms of employment of any Key Employee or (ii) the provisions of any Benefit Plan;

(k)	cancel or waive any claims or rights of a value in excess of EUR 300,000 (in words: three hundred thousand euro) except for discounts or boni granted to customers in the ordinary course of business;

(1)	grant or prolong any loans to third party outside the ordinary course of business;

(m)	extend any guarantees, suretyships, letters of comfort, performance or warranty bonds or similar instruments securing any indebtedness or other obligation of any third party or incur any other off-balance sheet liability of any kind; and

(n)	agree, whether or not in writing, to do any of the foregoing.

11.5 MBPA contribution

The Parties agree to deal with the payment obligations of the Company under the MBPAs as set out in Annex 11.5.

11.6 Pre-Closing restructuring

(a)	Sellers shall have the right on, or within 14 days after the Closing Date, to cause the Vinnolit Entities to make elections to treat the Company, and each subsidiary in which the Company owns more than 80% of the outstanding stock, as disregarded entities, as defined in Treasury Regulation Section 301-7701-3, for US tax purposes, effective at a time prior to Closing. Purchaser shall, after Closing, cause the Vinnolit Entities to cooperate with Sellers to the extent such cooperation is reasonably requested to make and support such elections. Sellers shall provide proof of mailing of such elections no later than 14 days after Closing, if such elections are made. In such case, Purchaser shall, for US tax purposes, treat the acquisition of the Shares as a purchase of the assets of each Vinnolit Entity for which the entity classification elections were made, and will not take an inconsistent position in any Tax return. If the Sellers exercise such right, the Sellers shall deliver properly executed Forms 8832 that reflect the change in status of the entities for US Tax purposes effective no later than the day before the Closing Date.

(b)	If the Advent Funds, subject to Section 11.6(c), transfer (by way of contribution or otherwise) their respective Shares to Vinnolit Two S.à r.l. prior to the Closing Date, Vinnolit Two S.à r.l. hereby fully assumes any rights and obligations of the Advent Funds under this agreement with releasing effect (mit schuldbefreieinder Wirkung) for the Advent Funds.

(c)	The Sellers shall notify Purchaser whether or not they shall cause the Vinnolit Entities to perform the reorganization steps as set out in Section 11.6(a) and (b) no later than five Business Days prior to the Closing Date. In case the Sellers notify the Purchaser that they will not cause the Vinnolit Entities to perform the reorganization, Section 11.6(a) and (b) shall automatically fall away without any further rights or obligations of Sellers or Purchaser resulting thereof. In such case, the Purchaser shall have the right to make a Section 338 election under US Tax law with respect to the acquisition of the Vinnolit Entities through the proper and timely filing of Form 8023. If the Purchaser makes the Section 338 election, it shall notify the Sellers of such election in a timely manner.

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11.7 Purchaser’s post-closing undertakings

(a)	The Purchaser acknowledges that the Sellers may need access, from time to time, after Closing to ascertain certain accounting and tax records and information held by any of the Vinnolit Entities to the extent such records and information pertain to events occurring or periods prior to the Closing, and the Purchaser shall, and shall cause the Vinnolit Entities to:

(i)	properly retain and maintain such records for as long as required under law but in any event until the fifth (5th) anniversary of the Closing Date;

(ii)	allow the Sellers, and their employees and advisors, to inspect, review and make copies of such records as the Sellers may reasonably deem necessary or appropriate from time to time, during normal business hours and at the expense of the Sellers (as applicable); and

(iii)	reasonably cooperate with the Sellers with a view to collecting the relevant records and information, procure that the relevant employees support the Sellers in collecting such information and respond to reasonable questions of the Sellers.

(b)	The Purchaser undertakes to cause each of the Vinnolit Entities to maintain, following the Closing Date, directors’ and officers’ liability insurance (D&O insurance) as will enable each of the persons set forth in Annex 11.7(b) to make claims arising out of any matter, cause or event occurring on or before the Closing Date under those policies on terms and conditions that are, in every material respect, no less advantageous to the covered director or officer than the policies in effect at the Signing Date.

(c)	The Purchaser shall procure that the Company pays the MBPA Base Amount (as defined in Annex 11.5) to the Management Members as soon as reasonably practicable after the Closing Date, provided that the Company has either received the Seller MBPA Contribution or the Purchaser MBPA Contribution has been satisfied and extinguished as stipulated in Section 6.3(d) and Annex 11.5.

12. CONFIDENTIALITY AND PRESS RELEASES

12.1 Confidentiality; press releases; public disclosure

The Parties mutually undertake to keep the contents of this Agreement secret and confidential vis-à-vis any third party except to the extent that the relevant facts are publicly known or disclosure is required by law or by applicable stock exchange regulations. In such case, the Parties shall, however, inform each other prior to such disclosure and shall limit any disclosure to the minimum required by statute or the authorities. No press releases or other public announcement concerning the transactions contemplated by this Agreement shall be made by any Party unless the form and text of such announcement shall first have been approved by the other Parties except that – if the other Party is required by law or by applicable stock exchange regulations to make an announcement – it may do so after first consulting with the other Parties.

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12.2 Sellers’ confidentiality

Without prior consent of the Purchaser, the Sellers shall keep confidential and not disclose to any third party and not use, any business or trade secrets of the Vinnolit Entities and the Business, other than those which have become publicly known through no fault of the Sellers or which the Sellers are required to disclose as necessary to comply with any legal requirements.

12.3 Purchaser’s Confidentiality; return of documents

Up until the Closing and in the unlikely event that this Agreement is terminated without the Closing having been consummated, the Purchaser and the Purchaser’s Guarantor undertake to keep confidential all information received from the Sellers in connection with the transactions contemplated by this Agreement and, should Closing not occur, to return all documents and information embodied otherwise which they received from the Sellers, together with any copies thereof and to destroy all documents and information embodied otherwise it produced based on information received from the Sellers, unless such information is in the public domain without breach of a confidentiality obligation towards the Sellers. The Purchaser and the Purchaser’s Guarantor shall not be entitled to any retention right with respect to such documents or information in case Closing does not occur, except if the Closing did not occur due to a breach of covenant by any Seller, in which case Purchaser and Purchaser’s Guarantor shall be entitled to retain such documents in order to be able to pursue their respective rights in any legal proceeding.

13. ASSIGNMENT OF RIGHTS AND UNDERTAKING

This Agreement and any rights and obligations hereunder may not be assigned and transferred, in whole or in part, without the prior written consent of the other Parties hereto.

14. PURCHASER’S GUARANTOR

The Purchaser’s Guarantor hereby guarantees by way of an independent promise of guaranty pursuant to Section 311 para. 1 of the German Civil Code the proper fulfillment of all of the obligations of the Purchaser pursuant to this Agreement, in particular, but not limited to, the payment of the Purchase Price together with interest on the Closing Date.

15. SELLERS’ REPRESENTATIVE

15.1 Appointment of Sellers’ representative

(i) Vinnolit Cayman, M2 AG, Mitarbeiter-GbR and the Advent Funds each hereby irrevocably appoint and authorise (bevollmächtigen) Vinnolit Two S.à r.l. and (ii) Vinnolit Two S.à r.l., Vinnolit Cayman, M2 AG, Mitarbeiter-GbR and the Advent Funds each hereby appoint and authorise Myriam Deltenre, Vinnolit Two Luxembourg S.à r.l., 47, Grand Rue, L-1661 Luxembourg, R.C.S. Luxembourg: B 109.097, (each individually) as representative and attorney-in-fact (Vertreter) of each of them to act on its behalf for all purposes under this Agreement (under release from the restrictions of Section 181 German Civil Code and with full power to appoint substitutes and sub-delegate, including the power to authorise the person so appointed to make further appointments), including, without limitation, for the purposes of:

(a)	executing, amending and terminating any document which Vinnolit Two S.à r.l., Vinnolit Cayman, M2 AG, Mitarbeiter-GbR and/or the Advent Funds are obliged to execute and/or deliver under this Agreement;

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(b)	accepting Notices (as defined in Section 17.1 below) on behalf of Vinnolit Two S.à r.l., Vinnolit Cayman, M2 AG, Mitarbeiter-GbR and/or the Advent Funds;

(c)	granting any consent or approval on behalf of Vinnolit Two S.à r.l., Vinnolit Cayman, M2 AG, Mitarbeiter-GbR and/or the Advent Funds under this Agreement; and

(d)	generally taking any and all other actions and doing any and all other things provided in or contemplated by this Agreement to be performed by Vinnolit Two S.à r.l., Vinnolit Cayman, M2 AG, Mitarbeiter-GbR and/or the Advent Funds.

15.2 No liability

The Purchaser and the Sellers agree that the Sellers’ Representatives pursuant to Section 15.1 shall not have any liability in their capacity as representative(s) and attorney(s)-in-fact, save in case of fraud or bad faith. In particular, they shall have no liability as factual representative (Sachwalter) and the Purchaser confirms that it does not rely on any statements made by either of them in or outside of this Agreement in their capacity as representative(s) and attorney(s)-in-fact, unless made in writing. Any claims under this Agreement remain unaffected.

16. COSTS AND TAXES

16.1 Costs and Taxes

All transfer Taxes (including real estate transfer Taxes), stamp duties, costs for the notarization of this Agreement and any other charges and costs which result from this Agreement and the Closing of the transaction considered hereby shall be borne by the Purchaser. All charges, costs and fees which result from the filings under the merger control laws and in compliance with other regulatory requirements, including, but not limited to, the charges, costs and fees of the competent merger control authorities, shall be borne by the Purchaser. Each Party shall bear the costs and fees of its own advisors.

16.2 Cooperation

The Sellers shall, upon Purchaser’s request, reasonably cooperate, and shall cause their representatives to reasonably cooperate, with Purchaser in connection with all Tax matters relating to any period or portion of it ending on or before the Effective Date, including the preparation and filing of any Tax return or the conduction of any audit, investigation, dispute, appeal or any other communication with any Tax authority.

17. NOTICES

17.1 Form of Notice

All declarations, notices or other communications hereunder (the Notices) shall be done in writing in the English language and delivered by hand or by courier or by facsimile to the person at the addresses set forth below, or such other addresses as may be designated by the respective Party to the other Parties in the same manner:

17.2 Addresses

(a)	Any Notice to be given hereunder by any Party to any of the other Parties shall be addressed as set forth on Annex 17.2(a).

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(b)	The Parties are to, without being legally obliged to, communicate any change of their respective addresses set forth in Annex 17.2(a) as soon as possible in writing to the respective other Parties. Until receipt of such communication by the other Parties, the address as set forth in Annex 17.2(a) or as previously communicated to the other Parties in accordance with this Section 17.2(b) shall be relevant.

17.3 Copies to advisors

(a)	The receipt of copies of Notices by the Parties’ advisors shall not constitute or substitute the receipt of such Notices by the Parties themselves.

(b)	Any Notice shall be deemed received by a Party regardless of whether any copy of such Notice has been sent to or received by an advisor of such Party or the acting notary, irrespective of whether the delivery of such copy was mandated by this Agreement.

18. MISCELLANEOUS

18.1 Governing law; Arbitration

(a)	This Agreement, and any non-contractual obligations arising out of or in connection with it, shall be governed by, and construed in accordance with, the laws of Germany, excluding the United Nations Convention on Contracts for the International Sale of Goods (CISG).

(b)	Any dispute, controversy or claim arising from or in connection with this Agreement or its validity shall be finally settled by three arbitrators in accordance with the arbitration rules of German Institution of Arbitration e.V. (DIS) as amended from time to time without recourse to the ordinary courts of law. The place of arbitration shall be Zurich, Switzerland. The language of the arbitral proceedings shall be English, provided, however, that written evidence may be submitted in either the English or German language.

18.2 Business Day

Business Day shall mean a day (other than a Saturday or Sunday) on which banks are open for business in Munich and Frankfurt am Main.

18.3 Amendments; Supplementations

Any amendment or supplementation of this Agreement, including of this provision, shall be valid only if made in writing, except where a stricter form (e.g. notarization) is required under applicable law.

18.4 Language

(a)	This Agreement is written in the English language (except that Annexes may be partly in the German language). Terms to which a German translation has been added shall be interpreted throughout this Agreement in the meaning assigned to them by the German translation.

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(b)	Any reference made in this Agreement to any types of companies or participations, proceedings, authorities or other bodies, rights, institutions, regulations or legal relationships (the Legal Terms) under German law shall extend to any corresponding or identical Legal Terms under foreign law to the extent that relevant facts and circumstances must be assessed under such foreign law. Where no corresponding or identical Legal Terms under foreign law exist, such Legal Terms shall be introduced as - functionally - come closest to the Legal Terms under German law.

18.5 Headings; Annexes; Schedules

(a)	The headings and sub-headings of the sections contained herein are for convenience and reference purposes only and shall not affect the meaning or construction of any of the provisions hereof.

(b)	All Annexes and Schedules attached hereto form an integral part of this Agreement.

18.6 Entire Agreement

This Agreement constitutes the full understanding of the Parties and the complete and exclusive statements of the terms and conditions of the Parties’ agreements relating to the subject matter hereof and supersedes any and all prior agreements and understandings, whether written or oral, that may exist between the Parties with respect to the subject matter of this Agreement or parts thereof. Side agreements to this Agreement do not exist.

18.7 Severability

Should any provision of this Agreement be or become invalid, ineffective or unenforceable as a whole or in part, the validity, effectiveness and enforceability of the remaining provisions shall not be affected thereby. Any such invalid, ineffective or unenforceable provision shall be deemed replaced by such valid, effective and enforceable provision as comes closest to the economic intent and the purpose of such invalid, ineffective or unenforceable provision as regards subject-matter, amount, time, place and extent. The aforesaid shall apply mutatis mutandis to any gap in this Agreement.